Exhibit 5.1

ADVOCATEN | AVOCATS

BUSINESS LAW GROUP

Galapagos NV Generaal De Wittelaan L11 A3 2800 Mechelen Belgium

June 3, 2016

Ladies and Gentlemen,

Re: GALAPAGOS NV

We have acted as Belgian counsel to Galapagos NV (the “Company”), a company incorporated under the laws of the Kingdom of Belgium, in connection with the Company’s registration statement on Form S-8 (the “Registration Statement”) as filed publicly with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”) in respect of up to 745,000 ordinary shares without nominal value of the Company (the “Shares”) to be issued upon the exercise of outstanding warrants under the warrant plan 2016 of the Company (the “Plan”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement (ii) a copy of the general rules of the Plan incorporated as an exhibit to the Registration Statement (iii) a letter from the Financial Services and Markets Authority dated May 31, 2016 (iv) a copy of the coordinated articles of association of the Company as at May 19, 2016 and (iv) such corporate documents and records of the Company and such other instruments, notarial deeds, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) the Company’s board of directors has duly authorized the Plan (ii) all documents to be executed under the Plan have been duly authorized, executed and delivered by each of the parties thereto other than the Company and (iii) the Plan has been, and will at all times be operated in accordance with its terms.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Kingdom of Belgium, the Shares to be issued upon exercise of the Warrants granted under the Plan, when (i) the Company has taken all necessary action to issue the Shares in compliance with the then applicable provisions of the Company’s articles of association, the laws of Belgium and the terms of the Plan, and (ii) the Company will have received in full all amounts payable by the participants under the Plan in respect of the Shares, will be validly issued, fully paid for and non-assessable.

This opinion is limited to the laws of the Kingdom of Belgium as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Nico Goossens

Nico Goossens

For and on behalf of Argo Law bcvba

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